Exhibit 99.1

Ecovyst Announces New Chief Executive Officer and New Chairman of the Board of Directors, Reports First Quarter

2022 Results, Affirms 2022 Financial Outlook and Announces Share Repurchase Program

MALVERN, PA, April 28, 2022 — Ecovyst Inc. (NYSE:ECVT) (“Ecovyst” or the “Company”) today announced the promotion of Kurt J. Bitting to Chief Executive Officer, the appointment of Kevin M. Fogarty as Chairman of the Board of Directors and the appointment of two additional independent directors. In addition, the Company is reporting results for the first quarter ended March 31, 2022 and affirming its 2022 guidance. Finally, Ecovyst is updating its capital allocation strategy to include a multi-year stock repurchase program.

First Quarter 2022 Results & Highlights

•	Sales of $180 million, up 42%;

•	Net income of $8 million with diluted income per share of $0.06; Adjusted net income of $20 million with Adjusted diluted EPS of $0.15;

•	Adjusted EBITDA of $59 million, up 40% year-over-year;

•

Adjusted EBITDA margin of 28%, up 120 basis points year-over-year (inclusive of 320 bps negative impact from sulfur cost pass through) as realized price continues to offset higher costs, demonstrating resilient profitability; and

•	In January, entered into two new interest rate cap agreements with notional amounts of $250 million at 1.00%.

Ecovyst results reflect continuing operations for the Ecoservices and Catalyst Technologies businesses, renamed from Refining Services and Catalysts, respectively. Financial results are on a continuing operations basis, which exclude the Performance Materials and Performance Chemicals businesses due to the recent divestitures from all quarterly results presented, unless otherwise indicated.

Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

Announcement of New Chief Executive Officer and Chairman

The Board of Directors is pleased to appoint Kurt J. Bitting as CEO and a Director of Ecovyst as Belgacem Chariag has departed the Company and the Board. During Belgacem’s tenure, the Company made advancements, but the Board of Directors believes this leadership modernization will drive sustainable growth and shareholder value. In addition to the appointment of Mr. Bitting to the Board of Directors and to the CEO position, the Ecovyst Board of Directors is pleased to announce that Kevin M. Fogarty will join the Board as the new, non-executive Chairman. The Board of Directors also has promoted Tom Schneberger, currently the President of the Catalyst Technologies segment, to the position of President of Ecovyst.

“As part of our long-term succession planning, we have been observing Kurt Bitting’s outstanding performance over the years and are excited to promote him to Chief Executive Officer,” said Tim Walsh, a Managing Director at CCMP Capital and the Lead Independent Director at Ecovyst. “We believe that Kurt’s successful tenure as the leader of Ecoservices, combined with Kevin Fogarty’s track record of success at Kraton Corporation, positions Ecovyst well to continue generating long-term value for our shareholders.”

Mr. Bitting has had a long and successful career with Ecovyst, having joined its Ecoservices segment in 2006 when the division was part of Rhodia. He has been a Vice President and the President of Ecoservices since March 2019 and has helped to grow Ecoservices’ Adjusted EBITDA by more than 60% in the last seven years, including an increase of 13% in 2021. Prior to joining

Ecoservices, Mr. Bitting held management positions at Kinder Morgan, Inc. and Sprint Corporation. He is also a former Company Commander in the U.S. Army’s 10th Mountain Division. He graduated from Villanova University with a B.S. in Business Administration and holds an M.B.A. from Rider University.

“I am honored to take the reins as CEO of Ecovyst, having helped build its Ecoservices business during the past 15 years into a high growth industry leader that it is today. We have an exceptional opportunity to help our customers meet the clean energy and plastics needs of the global economy and prepare for a sustainable future by leveraging Ecovyst’s outstanding team, technology and operational capabilities. I look forward to working alongside Kevin and Tom to continue executing on our strategic growth plan and creating value for our shareholders,” said Mr. Bitting.

“I am excited to work with Kurt, Tom and the entire team to support their continued success, as we seek to drive sustainable growth at Ecovyst. My experience creating customer and shareholder value in similar end markets gives me confidence that we can drive substantial value for Ecovyst shareholders,” said Mr. Fogarty.

First Quarter 2022 Results

For the quarter ended March 31, 2022, sales of $180 million increased 42% on higher demand for regeneration services, virgin sulfuric acid and polyethylene catalysts as well as higher pricing covering increased costs (inclusive of a 12% sales increase from the pass-through of higher sulfur costs). Net income was $8 million, an increase of 393%, or $11 million, with a diluted income per share of $0.06. Adjusted net income was $20 million with an Adjusted diluted EPS of $0.15. Adjusted EBITDA was $59 million, an increase of $17 million, or 40% driven by strong volumes and higher pricing that more than offset increased costs, such as sulfur, labor, energy and freight. Adjusted EBITDA margin of 28% increased 120 bps versus the prior year period primarily on the benefit of higher prices covering increased variable costs.

“Our strong first quarter results and business fundamentals are a few of the reasons I am excited to lead this company going forward,” said Mr. Bitting. “Ecovyst continues to develop solutions, products, and services that are vital to the successful adoption of sustainable technologies, such as renewable and clean fuels, electrification, lightweight materials, and circularity, which are being rapidly deployed across the globe to lower environmental impact.”

Review of Segment Results and Business Trends

We believe the macroeconomic recovery that gained momentum throughout 2021 and drove improved demand across most product categories, end-uses, and customers is continuing into 2022. Inflationary factors, including higher costs for sulfur, energy, logistics, and other raw materials, continued through the first quarter, but customer contractual pass through mechanisms and targeted price increases mitigated the cost pressures and preserved earnings in our businesses. While supply chain challenges driving supply availability and transportation bottlenecks generated short-term headwinds, the Company moderated some of the impact on its businesses through enhanced coordination and planning with customers and suppliers using our strategic network.

Ecoservices

Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting stringent gasoline standards and for producing premium grade gasoline. Tightening of gasoline standards and growing demand for premium grade gasoline to power fuel-efficient engines supported the high alkylation utilization results. Sulfuric acid is the most widely used commodity chemical and it plays a key role in producing a wide array of materials, particularly those supporting green infrastructure. Virgin sulfuric acid benefited from strong mining for metals and minerals that provide conductivity in low carbon technologies, as well as strong demand from numerous industrial segments producing construction, auto, and packaging materials. Sustainability trends continue to favor the treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.

Sales of $154 million rose 54% from the prior year. Sales increased on higher volumes of regeneration and virgin sulfuric acid, along with favorable pricing, including pass-through of higher sulfur cost of approximately $21 million. Adjusted EBITDA of $49 million increased 49%, as a result of higher volume, favorable pricing and the benefit of the Chem32 acquisition that closed in March 2021.

Catalyst Technologies

The preferential use of polyethylene in films and packaging continued to increase demand for polyethylene catalysts. Refineries are producing both traditional and renewable fuels at high rates in order to meet the global demand for energy. We expect growth in demand for catalysts in these units during 2022. Purchases of niche custom catalysts that were deferred during the lower operating rate environment resulting from the COVID-19 disruption began to return, as we had anticipated. Similar to other global businesses, shipping delays impacted the timing of sales as we fulfill our customers’ demands.

Silica catalysts sales of $26 million were slightly lower than prior year as higher polyethylene catalysts sales partially offset delayed shipments and the timing of niche custom catalyst sales. Price increases implemented in late 2021 and an energy surcharge program offset the impact of inflation on costs. Zeolyst JV sales of $29 million were flat with the prior year period as the increases in hydrocracking and niche custom catalysts sales were offset by delayed shipments and order timing within the year for our pressure product catalyst used in emission control and renewable fuels. Expected growth in renewables fuel catalysts remains unchanged for the full year and niche custom catalyst orders have gradually returned from pandemic lows. Catalysts Technologies Adjusted EBITDA of $17 million decreased $1.5 million on lower volume due to order timing and shipping delays as well as higher production costs, driving a reduction in Adjusted EBITDA margins.

Cash Flows and Balance Sheet

Consolidated cash flows from operating activities was $6 million, compared to $17 million for the same period in 2021. At March 31, 2022, the Company had total gross debt of $893.3 million and available liquidity of $207 million, including cash and cash equivalents of $129.7 million. The net debt to Adjusted EBITDA ratio was 3.1x as of March 31, 2022.

2022 Financial Outlook

The company is reiterating its 2022 guidance, though adjusting the top line sales to reflect the impact of higher sulfur cost passed through in price.

•	Sales of $810 million to $830[1] million (increased from $730 million to $750 million to reflect the pass-through of higher sulfur costs);

•	Sales of $150 million to $160 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales;

•	Adjusted EBITDA of $260 million to $270 million, up 16% from 2021 at the mid-point of the range;

•	Adjusted Free Cash Flow of $115 million to $125 million; and

•	Capital Expenditures of $55 million to $65 million.

[1]

Sales Outlook for 2022 includes approximately $140 million of higher sales vs. 2021 due to the pass through of increased sulfur costs, which negatively impact Adjusted EBITDA margin by more than 400 basis points, but do not negatively impact Adjusted EBITDA.

Capital Allocation Strategy Update

The Company’s Board of Directors has approved a new stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. This new program is expected to be funded using cash on hand and cash generated from operations. Ecovyst primarily expects to conduct the repurchase program through negotiated transactions with Ecovyst’s equity sponsors, as well as through open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases. The actual timing, number and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate the Company to acquire any number of shares in any specific period or at all and may be amended, suspended or discontinued at any time at the Company’s discretion.

“We are pleased to announce the initiation of a significant stock repurchase program, which is supported by our strong balance sheet and cash flow generation capability, and our confidence in our financial performance going forward,” said Ecovyst’s Chief Financial Officer Mike Feehan. “Although our capital allocation strategy will continue to prioritize organic and inorganic investments, our financial position provides us with the flexibility to return capital to shareholders, including negotiated transactions with our sponsors, while maintaining an appropriate leverage level.”

“Our business continues to perform well, and we remain confident in our ability to continue executing on our exciting growth initiatives in the coming years,” said Ecovyst’s Chief Executive Officer Kurt Bitting. “We are supportive of increased float and liquidity in our shares over time, and we also believe that buying back our stock represents an attractive use of cash as part of our balanced approach to capital allocation.”

Appointment of Additional Independent Directors

The Ecovyst Board of Directors announced today that, in addition to the appointment of Mr. Fogarty as Chairman, David A. Bradley and Bryan K. Brown also are joining the Board as independent directors.

Mr. Fogarty has had a long and distinguished career in the chemicals industry, most recently serving as the Chief Executive Officer and Board Member of Kraton Corporation from 2008 until March 2022. Mr. Fogarty led Kraton’s October 2009 IPO at $13.50 per share and helped lead the sale of Kraton to DL Holdings in March 2022 for $46.50 per share, or $2.6 billion. Since 2012, he has been a member of the Board of Directors of Glatfelter Corporation, and he also currently serves on the Board of Directors of the American Chemistry Council. Mr. Fogarty holds a B.S. in Engineering from Dalhousie University.

Mr. Bradley has extensive management and operational experience in the chemical industry, currently serving as President and Chief Executive Officer at SI Group, Inc. He was the Chief Executive Officer and President of Nexeo Solutions, Inc. from March 2011 until February 2019. Prior to working at Nexeo, Mr. Bradley was the Chief Operating Officer of Kraton Corporation. Mr. Bradley holds a B.S. degree in Chemical Engineering from the University of Louisville.

Mr. Brown is an accomplished business advisor of publicly traded companies, and he currently serves as a partner with Jones Day in their Capital Markets practice. Earlier in his career, he worked in the Division of Corporation Finance at the U.S. Securities and Exchange Commission. Mr. Brown enlisted in the U.S. Army Reserve in 1986, eventually serving the U.S. Army JAG Corps until he was honorably discharged at the rank of Captain in 2006. Mr. Brown holds a B.B.A. in Accounting from Sam Houston State University, and an M.B.A. in Finance and a Juris Doctorate from Tulane University.

Conference Call and Webcast Details

On Thursday, April 28, 2022, Ecovyst management will review the first quarter results during a conference call and audio-only webcast scheduled for 5:00 p.m. Eastern Time.

Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 909-7113 (domestic) or 1 (785) 830-1914 (international) and use the participant code ECVTQ122.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

General Investor Inquiries:

InvestorRelations@ecovyst.com

About Ecovyst Inc.

Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.

We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides on-purpose virgin sulfuric acid for water treatment, mining, and industrial applications; and Catalyst Technologies provides finished silica catalysts and catalyst supports necessary to produce high strength and high stiffness plastics and, through its Zeolyst joint venture, supplies zeolites used for catalysts that remove nitrogen oxides from diesel engine emissions as well as sulfur from fuels during the refining process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted EPS, and net debt (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

The Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs.

Zeolyst Joint Venture

The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program (including the repurchase program and the possibility of implementing a dividend), product and service offerings, including the impact of the COVID-19 pandemic on such items, expected demand trends and our 2022 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the ongoing COVID-19 pandemic, tariffs and trade disputes, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

ECOVYST INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share amounts)

	Three months ended March 31,
	2022	2021	% Change
Sales	$179.7	$126.6	41.9%
Cost of goods sold	132.0	96.5	36.8%

Gross profit	47.7	30.1	58.5%
Selling, general and administrative expenses	23.5	22.1	6.3%
Other operating expense, net	7.7	5.5	40.0%

Operating income	16.5	2.5	560.0%
Equity in net (income) from affiliated companies	(5.7)	(5.2)	9.6%
Interest expense, net	8.5	10.5	(19.0)%
Other (income) expense, net	0.1	5.1	(98.0)%

Income (loss) before income taxes and noncontrolling interest	13.6	(7.9)	(272.2)%
Provision (benefit) for income taxes	5.7	(5.2)	(209.6)%

Effective tax rate	42.1%	65.4%
Net income (loss) from continuing operations	7.9	(2.7)	(392.6)%
Net loss from discontinued operations, net of tax	—	(89.8)	(100.0)%

Net income (loss)	7.9	(92.5)	(108.5)%
Less: Net income attributable to the noncontrolling interest - discontinued operations	—	0.1	(100.0)%

Net income (loss) attributable to Ecovyst Inc.	$7.9	$(92.6)	(108.5)%

Income (loss) from continuing operations attributable to Ecovyst Inc.	$7.9	$(2.7)
Loss from discontinued operations attributable to Ecovyst Inc.	$—	$(89.9)
Net income (loss) attributable to Ecovyst Inc.	$7.9	$(92.6)

Earnings per share:
Basic income (loss) per share - continuing operations	$0.06	$(0.02)
Diluted income (loss) per share - continuing operations	$0.06	$(0.02)

Weighted average shares outstanding:
Basic	137,684,773	136,006,082
Diluted	138,749,065	136,006,082

ECOVYST INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$129.7	$140.9
Accounts receivable, net	91.1	80.8
Inventories, net	54.7	53.8
Prepaid and other current assets	26.7	16.2

Total current assets	302.2	291.7
Investments in affiliated companies	436.1	446.1
Property, plant and equipment, net	588.7	596.2
Goodwill	405.3	406.1
Other intangible assets, net	141.7	145.6
Right-of-use lease assets	30.9	30.1
Other long-term assets	30.3	15.4

Total assets	$1,935.2	$1,931.2

LIABILITIES
Current maturities of long-term debt	$9.0	$9.0
Accounts payable	52.5	51.9
Operating lease liabilities—current	8.4	8.3
Accrued liabilities	43.1	75.9

Total current liabilities	113.0	145.1
Long-term debt, excluding current portion	871.1	872.8
Deferred income taxes	140.6	126.7
Operating lease liabilities—noncurrent	22.4	21.7
Other long-term liabilities	22.4	24.2

Total liabilities	1,169.5	1,190.5

Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 139,611,212 and 137,820,971 on March 31, 2022 and December 31, 2021, respectively; outstanding shares 138,696,941 and 136,938,758 on March 31, 2022 and December 31, 2021, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on March 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	1,079.4	1,073.4
Accumulated deficit	(307.8)	(315.7)
Treasury stock, at cost; shares 914,271 and 882,213 on March 31, 2022 and December 31, 2021, respectively	(12.9)	(12.6)
Accumulated other comprehensive income (loss)	5.6	(5.8)

Total equity	765.7	740.7

Total liabilities and equity	$1,935.2	$1,931.2

ECOVYST INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2022	2021
	(in millions)
Cash flows from operating activities:
Net income (loss)	$7.9	$(92.5)
Net loss from discontinued operations	—	89.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16.0	16.5
Amortization	3.5	3.0
Amortization of deferred financing costs and original issue discount	0.5	0.5
Foreign currency exchange loss	0.6	5.1
Deferred income tax provision	9.3	(4.3)
Net loss on asset disposals	0.1	0.8
Stock compensation	7.3	6.3
Equity in net income from affiliated companies	(5.7)	(5.2)
Dividends received from affiliated companies	15.0	5.0
Other, net	(7.4)	(4.0)
Working capital changes that provided (used) cash, excluding the effect of acquisitions and dispositions:
Receivables	(10.4)	(9.4)
Inventories	(1.0)	4.6
Prepaids and other current assets	(3.6)	(2.2)
Accounts payable	2.2	4.7
Accrued liabilities	(27.9)	(2.0)

Net cash provided by operating activities, continuing operations	6.4	16.5
Net cash (used in) provided by operating activities, discontinued operations	—	0.9

Net cash provided by operating activities	6.4	17.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(10.8)	(12.6)
Proceeds from business divestiture, net of cash and indebtedness	(3.7)	—
Business combinations, net of cash acquired	—	(42.0)
Other, net	0.1	—

Net cash used in investing activities, continuing operations	(14.4)	(54.6)
Net cash used in investing activities, discontinued operations	—	(22.0)

Net cash used in investing activities	(14.4)	(76.6)

Cash flows from financing activities:
Repayments of long-term debt	(2.3)	—
Tax withholdings on equity award vesting	(0.3)	(1.5)

Net cash used in financing activities, continuing operations	(2.6)	(1.5)
Net cash used in provided by financing activities, discontinued operations	—	(0.5)

Net cash used in financing activities	(2.6)	(2.0)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.6)	(2.7)

Net change in cash, cash equivalents and restricted cash	(11.2)	(63.9)
Cash, cash equivalents and restricted cash at beginning of period	140.9	137.2

Cash, cash equivalents and restricted cash at end of period	129.7	73.3
Less: cash, cash equivalents, and restricted cash of discontinued operations	—	(16.6)

Cash, cash equivalents and restricted cash at end of period of continuing operations	$129.7	$56.8

Appendix Table A-1: Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended March 31,
	2022	2021
	(in millions)
Reconciliation of net income (loss) from continuing operations to Adjusted EBITDA
Net income (loss) from continuing operations	$7.9	$(2.7)
Provision (benefit) for income taxes	5.7	(5.2)
Interest expense, net	8.5	10.5
Depreciation and amortization	19.5	19.5

EBITDA	41.6	22.1
Joint venture depreciation, amortization and interest(a)	4.1	3.6
Amortization of investment in affiliate step-up(b)	1.6	1.7
Net loss on asset disposals(c)	0.1	0.8
Foreign currency exchange loss(d)	0.6	5.1
LIFO expense (benefit)(e)	0.2	(0.3)
Transaction and other related costs(f)	4.3	0.5
Equity-based compensation	7.3	6.3
Restructuring, integration and business optimization expenses(g)	0.4	2.3
Defined benefit pension plan benefit(h)	(0.6)	(0.6)
Other(i)	(0.4)	0.8

Adjusted EBITDA	$59.2	$42.3

Descriptions to Ecovyst Non-GAAP Reconciliations

(a)

We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because the Catalyst Technologies segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.

(b)

Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of a prior business combination. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.

(c)	When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)

Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income primarily related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.

(e)

Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.

(f)

Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.

(g)	Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.
(h)

Represents adjustments for defined benefit pension plan (benefit) costs in our statements of income. All of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen. As such, we do not view such income or expenses as core to our ongoing business operations.

(i)

Other costs consist of certain expenses that are not core to our ongoing business operations, including environmental remediation-related costs, capital and franchise taxes. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Appendix Table A-2: Reconciliation of Net Income (Loss) to Adjusted Net Income(1)

	Three months ended March 31,
	2022			2021
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net income (loss) from continuing operations	$13.6	$5.7	$7.9	$(7.9)	$(5.2)	$(2.7)

Earnings per share:
Basic earnings (loss) per share - continuing operations			$0.06			$(0.02)
Diluted earnings (loss) per share - continuing operations			$0.06			$(0.02)

Net income (loss) from continuing operations	$13.6	$5.7	$7.9	$(7.9)	$(5.2)	$(2.7)
Amortization of investment in affiliate step-up(b)	1.6	0.4	1.2	1.7	0.6	1.1
Net loss on asset disposals(c)	0.1	—	0.1	0.8	0.2	0.6
Foreign currency exchange loss(d)	0.6	0.1	0.5	5.1	1.4	3.7
LIFO expense (benefit)(e)	0.2	0.1	0.1	(0.3)	(0.1)	(0.2)
Transaction and other related costs(f)	4.3	1.0	3.3	0.5	0.1	0.4
Equity-based compensation(3)	7.3	(0.3)	7.6	6.3	1.8	4.5
Restructuring, integration and business optimization expenses(h)	0.4	0.1	0.3	2.3	0.7	1.6
Defined benefit plan pension benefit(i)	(0.6)	(0.2)	(0.4)	(0.6)	(0.2)	(0.4)
Other(j)	(0.4)	(0.1)	(0.3)	0.8	0.4	0.4

Adjusted Net Income, including Intraperiod allocation	27.1	6.8	20.3	8.7	(0.3)	9.0
Intraperiod allocation for restating discontinued operations(2)	—	—	—	—	2.9	(2.9)

Adjusted Net Income(1)	$27.1	$6.8	$20.3	$8.7	$2.6	$6.1

Adjusted earnings per share:
Adjusted basic earnings per share			$0.15			$0.04
Adjusted diluted earnings per share			$0.15			$0.04

Weighted average shares outstanding:
Basic			137,684,773			136,006,082
Diluted			138,749,065			136,006,082

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)

We define adjusted net income as net income attributable to Ecovyst adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.

(2)

Due to the sale of the Performance Chemicals business, the tax rates used to value deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) needs to be adjusted. Given it is a direct result of the sale of discontinued operations and the need to adjust the tax rate arose because of discontinued operations, the impact of revaluing the reporting entity’s DTAs and DTLs are reflected in continuing operations.

(3)	Includes tax adjustments for the shortfall in stock compensation.

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended March 31,
	2022	2021	% Change
Sales:
Ecoservices	$154.0	$100.2	53.7%
Silica Catalysts	25.7	26.4	(2.7)%

Total sales	$179.7	$126.6	41.9%

Zeolyst joint venture sales	$29.0	$29.0	0.1%
Adjusted EBITDA:
Ecoservices	$49.3	$33.0	49.4%
Catalyst Technologies	17.0	18.5	(8.1)%
Unallocated corporate expenses	(7.1)	(9.2)	(22.8)%

Total Adjusted EBITDA	$59.2	$42.3	40.0%

Adjusted EBITDA Margin:
Ecoservices	32.0%	32.9%
Catalyst Technologies(1)	31.1%	33.4%

Total Adjusted EBITDA Margin(1)	28.4%	27.2%

(1)	Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Appendix Table A-4: Adjusted Free Cash Flow

	Three months ended March 31,
	2022	2021
	(in millions)
Net cash provided by operating activities, continuing operations	$6.4	$16.5
Net cash provided by operating activities, discontinued operations	—	0.9

Net cash provided by operating activities	6.4	17.4

Less:
Purchases of property, plant and equipment, continuing operations	(10.8)	(12.6)
Purchases of property, plant and equipment, discontinued operations	—	(11.7)

Purchases of property, plant and equipment(1)	(10.8)	(24.3)

Free cash flow	(4.4)	(6.9)

Adjustments to free cash flow:
Proceeds from sale of assets	—	0.3
Net interest proceeds on currency swaps	—	2.3
Cash paid for costs related to segment disposals	13.6	7.0

Adjusted free cash flow(2)	$9.2	$2.7

Net cash used in investing activities(3)	$(14.4)	$(76.6)
Net cash used in financing activities	$(2.6)	$(2.0)

(1)	Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)

We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for proceeds from sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, including the reduction in cash paid for interest related to our cross-currency interest rate swaps, and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

(3)

Net cash used in investing activities includes purchases of property, plant and equipment, proceeds from sale of assets and net interest proceeds on swaps designated as net investment hedges, which are also included in our computation of adjusted free cash flow.